Exhibit 5.2


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Your Ref
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Direct E-mail   michael.moore@ashursts.com


17 April 2003



To:       AMVESCAP PLC
          30 Finsbury Square
          London
          EC2A 1AG United Kingdom



Dear Sirs

AMVESCAP PLC
Offer to Exchange US$350,000,000 of its 5.375% Notes due 2013 Registered under the Securities Act ("New Notes") for US$350,000,000 of its Outstanding Unregistered 5.375% Notes due 2013 ("Old Notes") (the offer to exchange the New Notes for the Old Notes being referred to as the "Exchange Offer")

1.   Background

     We have acted as English legal advisers to AMVESCAP PLC (the "Company"), a public limited company incorporated under the laws of England, in relation to the Exchange Offer.

2.   Defined Terms

     Terms defined in the Registration Statement (as defined below) have the same meanings when used in this opinion, unless otherwise defined in this opinion.

3.   Documents Examined and Searches

3.1 For the purposes of this opinion, we have examined copies of the following documents:

     (a) copy of the registration statement on Form F-4 which includes the prospectus to be mailed to holders of the Old Notes and which we understand will be filed in respect of the Exchange Offer on or around 18 April 2003 (the "Registration Statement");

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     (b)  certified copies of the resolutions of the board of directors of the
          Company dated 30 January 2003 and of the pricing committee dated 18 February 2003 and 20 February 2003;

     (c) the indenture governing the notes dated 27 February 2003 between the Company, each of the Guarantors named therein and SunTrust Bank (the "Indenture");

     (d) a certificate from the Company Secretary confirming that the certified copies of the Memorandum and Articles of Association of the Company delivered to us on 25 January 2003 are the current memorandum and articles of association of the Company, they have not been amended and they remain in full force and effect.

3.2 On 15 April 2003 we carried out a company search of the fiche available at the London branch of the Companies Registration office for England and Wales, in respect of the Company which did not reveal the existence of any order or resolution to wind up the Company or of the appointment of any receiver or administrator, but we have not conducted any further search since such date.

3.3 Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting the Company or any corporate records of the Company and we have not made (a) any search at the High Court, Strand, London or any other court in the United Kingdom in respect of winding-up or similar petitions or (b) any other enquiries concerning the Company.

4.   Opinion limited to English Law

     We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the conclusions stated below. This opinion is given only with respect to English law and is itself governed by English law.

5.   Assumptions

     In giving this opinion, we have assumed:

     (a) the accuracy of all certificates and documents delivered to and the genuineness of all signatures;

     (b) the authenticity and completeness of any documents examined by us as originals;

     (c) the conformity to original documents of all documents examined by us as copies and the authenticity and completeness of all such documents;

     (d) that the Indenture (i) is within the capacity and powers of, and has been validly authorised, executed and delivered by, all parties thereto (other than the Company, to the extent English law governs the same) and (ii) is legally valid and binding and enforceable against all parties thereto, including the Company, under New York law (the governing law of the Indenture);

     (e) that the certificates and other documents dated the date hereof or dated earlier than the date hereof and on which we have expressed reliance remain accurate and have not been amended and that there are no additional matters would have been disclosed by company searches at the Companies Registration office referred to above since the carrying out of the searches referred to above and that the particulars disclosed by our company searches are true, complete and up-to-date;

     (f) that the Company has not passed a voluntary winding-up resolution and that no petition has been presented to or order made by a court for the winding-up or dissolution of the Company or the appointment of an administrator of the Company and that no receiver or administrator has been appointed in respect of the Company or any of its assets which in any such case has not been revealed by the company searches referred to above;

     (g) that there have been no amendments to the Memorandum or Articles of Association of the Company as compared to the form certified as being in force as at 25 January 2003;

     (h) that the resolutions of the board of directors of the Company or, as the case may be, a committee of directors of the Company, certified as being true and accurate were duly passed at a properly convened meeting of duly appointed directors of the Company and that a duly qualified quorum of such directors was present throughout the meeting and voted in favour of approving the resolutions, that any provisions contained in the Companies Act 1985 or the Articles of Association of the Company relating to the declaration of directors' interests or the power of interested directors to vote were duly observed and that such resolutions have not been amended or rescinded and are in full force and effect;

     (i) the accuracy of all representations as to factual matters made in the Registration Statement by the Company; and


     (j) that the Exchange Offer would not constitute financial assistance for the purposes of section 151 of the Companies Act 1985.

6.   Opinion

     Based upon the foregoing and subject to any matters not disclosed to us, and subject to the qualifications set out below, we are of the opinion that at the date hereof:

     (a) The Company is duly incorporated and is validly existing as a public limited company under the laws of England.

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     (b)  The entry into of the Indenture has been duly authorised by the
          Company and, in so far as English law governs the execution and delivery thereof, has been duly executed and delivered by the Company.

7.   Qualifications

     This opinion is subject to the following qualifications:

     (a) An English company only has authority to carry on those businesses specified in the objects clause of its Memorandum of Association.

     (b) We have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or that no material facts have been omitted from the Registration Statement.

     (c) No opinion is given by us (nor has the same been requested) as to matters of fact upon which the opinions in this letter are based.

8.   Benefit

     This opinion is given for the sole benefit of the person to whom it is addressed and may only be relied upon by them in connection with the Exchange Offer and is not to be relied upon by or communicated to any other person or for any other purpose, nor is it to be quoted or made public in any way without our prior written consent. You may, however, provide a copy to Alston & Bird LLP solely for the purpose of their giving their opinion and subject to the same restrictions.

     We consent to the use of our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.


Yours faithfully


/s/  Ashurst Morris Crisp

Ashurst Morris Crisp